Exhibit 10.13

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

DANA-FARBER CANCER INSTITUTE, INC.

and

SYROS PHARMACEUTICALS, INC.

LICENSE AGREEMENT

TABLE OF CONTENTS

RECITALS	1

1. DEFINITIONS	1

2. GRANT OF RIGHTS	7

3. COMPANY DILIGENCE OBLIGATIONS	11

4. ROYALTIES AND PAYMENT TERMS	13

5. REPORTS AND RECORD KEEPING	20

6. PATENT PROSECUTION	22

7. INFRINGEMENT	24

8. INDEMNIFICATION AND INSURANCE	26

9. REPRESENTATIONS OR WARRANTIES	29

10. ASSIGNMENT	30

11. GENERAL COMPLIANCE WITH LAWS	31

12. TERMINATION	32

13. DISPUTE RESOLUTION	33

14. CONFIDENTIALITY	35

15. MISCELLANEOUS	37

APPENDIX A	40

APPENDIX B	41

i

EXCLUSIVE LICENSE AGREEMENT

This Agreement, effective as of February 22, 2013 (the “EFFECTIVE DATE”), is between the Dana-Farber Cancer Institute, Inc. (“DFCI”), a Massachusetts non-profit organization having a principal place of business at 450 Brookline Ave., Boston, MA 02215 and Syros Pharmaceuticals, Inc. (“COMPANY”), a Delaware corporation, having a principal place of business at 1 Memorial Drive, Seventh Floor, Cambridge MA 02142.

R E C I T A L S

WHEREAS, DFCI is the owner of certain PATENT RIGHTS (as later defined herein) relating to [**], and DFCI has the right to giant licenses under said PATENT RIGHTS;

WHEREAS, DFCI has the exclusive right to grant licenses under said PATENT RIGHTS, subject only to a royalty-free, nonexclusive, non-transferable license to practice the PATENT RIGHTS granted to the United States Government for government purposes;

WHEREAS, DFCI desires to have the PATENT RIGHTS developed and commercialized to benefit the public by granting a license;

COMPANY has represented to DFCI that it has the financial capacity and the strategic commitment to facilitate the transfer of the technology for the public interest using commercially reasonable efforts; and

COMPANY desires to obtain a license to DFCI’s rights under the PATENT RIGHTS and to use the DFCI MATERIALS and DFCI is willing to grant a license upon the terms and conditions of this Agreement.

NOW, THEREFORE, DFCI, and COMPANY hereby agree as follows:

1.  DEFINITIONS

1.1                               “AFFILIATE” will mean any legal entity (such as a corporation, partnership, or limited liability company) that directly or indirectly controls, or is controlled by, or is under common control with, COMPANY.  For the purposes of this definition, the term “control” means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities, or (iii) the power to direct the management and policies of such entities.  The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage will be substituted in the preceding sentence.

1.2                               “COMBINATION PRODUCT” will mean any PRODUCT or LICENSED PROCESS sold or used in combination with one or more other products or processes which are not PRODUCTS or LICENSED PROCESSES.

1.3                               “FIELD” will mean all fields.

1.4                               “IMPROVEMENTS” will mean any new inventions and/or technology created after the EFFECTIVE DATE and up until thirty six months (36) from the EFFECTIVE DATE and no longer: (i) which DFCI owns or has sufficient rights to license hereunder; that are (ii) from the activities of Dr. Nathanael Gray, and/or others working under their supervision; (iii) not included in the PATENT RIGHTS; and (iv) is dominated by one or more claims of the PATENT RIGHTS and whose practice infringes one or more claims of the PATENT RIGHTS.

1.5                               “IND” will mean, with respect to a particular PRODUCT, an Investigational New Drug application submitted to the FDA, or a corresponding application filed with any other regulatory agency, seeking approval to begin tests of a new drug in human subjects.

1.6                               “LICENSED PROCESS” will mean any process that, absent the license granted hereunder, would infringe one or more claims of the PATENT RIGHTS.

1.7                               “DFCI MATERIALS” will mean those materials disclosed in the PATENT RIGHTS and improvements thereto set forth on Appendix C as of the EFFECTIVE DATE.

1.8                               “NDA” will mean a New Drug Application submitted to the FDA seeking approval to market and sell a PRODUCT in the United States of America, or a corresponding application filed with any other regulatory agency seeking approval to market and sell a PRODUCT in a country in the TERRITORY.

1.9                               “NET SALES” will mean the gross amount invoiced by COMPANY and its AFFILIATES and SUBLICENSEES for PRODUCTS sold to independent third party customers in bona-fide arms-length transactions, less the following deductions to the extent applicable, which may not exceed amounts which COMPANY, AFFILIATES and SUBLICENSEES in good faith believe are reasonable and customary in the country in which the transaction occurs and which are consistent with similar deductions applied by COMPANY or the relevant AFFILIATE or SUBLICENSEE to sales of its other products:

(i)                                     customary trade, quantity, or cash discounts to the extent actually allowed and taken;

(ii)                                  amounts repaid or credited by reason of rejection or return which are specifically identifiable to PRODUCTS;

(iii)                               to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a PRODUCT which is paid by or on behalf of COMPANY or AFFILIATES OR SUBLICENSEES;

(iv)                              outbound fulfillment and transportation costs prepaid or allowed and costs of insurance in transit, and documented customs duties actually paid;

(v)                                 amounts written off for bad debts in accordance with customary accounting practices, provided that any such amounts subsequently paid shall be counted as NET SALES;

(vi)                              charge back payments and rebates granted to (1) managed healthcare organizations, (2) federal, state and/or provincial and/or local governments or other agencies, (3) purchasers and reimbursers, or (4) trade customers, including wholesalers and chain and pharmacy buying groups, all only to the extent permitted by applicable law and regulations; and

(vii)                           PRODUCTS provided at or below cost for (i) indigent care or patient assistance programs and/or humanitarian purposes, (ii) provided for promotional activities without payment, or (iii) provided to be administered in clinical trials.

COMPANY’S AFFILIATE’S or SUBLICENSEES’ transfer of PRODUCT between each other will not result in any NET SALES.  NET SALES includes the fair market value of any non-cash consideration from sale of PRODUCTS received by COMPANY, AFFILIATES or SUBLICENSEES.  PRODUCTS are considered “Sold” when invoiced or payment is received, whichever occurs first.

In the event that a PRODUCT or LICENSED PROCESS is sold as a COMBINATION PRODUCT, NET SALES, for the purposes of determining royalty payments on the COMBINATION PRODUCT, shall mean the gross amount collected for the COMBINATION PRODUCT less the deductions set forth above, multiplied by a proration factor that is determined as follows:

(1)                                 If all components of the COMBINATION PRODUCT were sold separately during the same or immediately preceding year, the proration factor shall be determined by the formula [A / (A+B)], where A is the average gross sales price of all PRODUCT or LICENSED PROCESS components (as applicable) during such period when sold separately from the other component(s), and B is the average gross sales price of the other component(s) during such period when sold separately from the PRODUCT or LICENSED PROCESS components (as applicable); or

(2)                                 If all components of the COMBINATION PRODUCT were not sold or provided separately during the same or immediately preceding year, the proration factor shall be determined by the Parties in good faith negotiations based on the relative value contributed by each component.

1.10                        “OTHER LICENSE AGREEMENTS” will mean the one (1) other license agreement entered into on the EFFECTIVE DATE by the parties hereto and the Whitehead Institute for Biomedical Research, and the one (1) license agreement entered into on the EFFECTIVE DATE by the Company and the Whitehead Institute for Biomedical Research, as such license agreements are amended or restated.

1.11                        “PATENT CHALLENGE” will mean a challenge to the validity or enforceability of any of the PATENT RIGHTS, and includes acts that institute, or cause counsel to institute, any interference, opposition, re-examination or similar proceeding with respect to any of the PATENT RIGHTS with the U.S. Patent and Trademark Office or any foreign patent office.

1.12                        “PATENT RIGHTS” will mean:

(i)                                     the United States and international patents listed on Appendix A;

(ii)                                  the United States and international patent applications and/or provisional applications listed on Appendix A and/or additional provisional patent applications filed claiming priority to the provisional applications listed on Appendix A, and the resulting patents;

(iii)                               any patent applications resulting from the provisional applications and invention disclosures listed on Appendix A, and any conversions, divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Appendix A and of such patent applications that claim priority from or result from the provisional applications listed on Appendix A (including, without limitation, any related provisional patent applications filed during the one-year pendency of such provisional applications listed on Appendix A), to the extent the claims are directed to subject matter specifically described in the patent applications listed on Appendix A, and the resulting patents;

(iv)                              any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (i), (ii), and (iii) above; and

(v)                                 international (non-United States) patent applications and provisional applications filed after the EFFECTIVE DATE and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (i), (ii), (iii), and (iv) above, and the resulting patents.

Notwithstanding the above, PATENT RIGHTS with respect to JNK application DFCI #[**] shall include only subject matter related to cyclin dependent kinases and recited in Appendix D.

1.13                        “PHASE I TRIAL” will mean a clinical study of the first introduction of a PRODUCT into a human subject.  In the United States, “PHASE I TRIAL” will mean a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21(a).

1.14                        “PHASE II TRIAL” will mean a clinical study of a PRODUCT conducted to obtain preliminary data on its effectiveness for a particular indication(s) in human subjects with the disease or condition and its possible short-term side effects and risks.  In the United States, “PHASE II TRIAL” will mean a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21 (b).

1.15                        “PHASE III TRIAL” will mean a clinical study of a PRODUCT in human subjects for the purpose of gathering the definitive information about efficacy, dosage, and safety in the proposed therapeutic indication to demonstrate that the PRODUCT is safe and effective in order for the FDA or other appropriate regulatory agency to approve an NDA to market the PRODUCT for the proposed indication.  In the United States, “PHASE III TRIAL” will mean a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21 (c).

1.16                        “PRODUCT” will mean any product that in whole or in part:

(i)                                     absent the license granted hereunder, would infringe one or more claims of the PATENT RIGHTS; or

(ii)                                  is manufactured using a LICENSED PROCESS or that, when used, practices a LICENSED PROCESS.

1.17                        “REPORTING PERIOD” will begin on the first day of each calendar quarter and end on the last day of such calendar quarter.

1.18                        “SUBLICENSE INCOME” will mean any payments that COMPANY receives from a SUBLICENSEE in consideration of the sublicense of rights granted COMPANY under Section 2.1 with respect to PRODUCTS, including without limitation upfront fees, license fees, milestone payments, annual license maintenance fees, distribution or joint marketing fees, and premiums above the fair market value on bona fide equity investments, debt or other types of investments in the COMPANY.  Notwithstanding the foregoing, SUBLICENSE INCOME shall not include: (i) payments received for bona fide security investments, debt or other types of investments in the COMPANY, including the right to acquire COMPANY securities in the future, such as warrants, convertible debt and the like (other than premiums above the fair market value of such investments, debt or other types of investments as of the date of receipt of such payments), (ii) amounts received by COMPANY directly based on PRODUCTS sold by third parties, including without limitation earned royalties, profit sharing payments and the like; (iii) reimbursements for out-of-pocket patent prosecution, maintenance, defense and enforcement costs for the PATENT RIGHTS; or (iv) reimbursement of bona fide research, development and commercialization costs actually incurred (including, without limitation, payments for FTEs).

1.19                        “SUBLICENSEE” will mean any non-AFFILIATE sublicensee of the rights granted COMPANY under Section 2.1.

1.20                        “SUBLICENSE AGREEMENT” will mean a written contractual agreement between COMPANY and a SUBLICENSEE granting a sublicense of the rights granted COMPANY under Section 2.1.

1.21                        “TERM” will mean the term of this Agreement, which shall commence on the EFFECTIVE DATE and shall remain in effect until the expiration or abandonment of the PATENT RIGHTS, unless earlier terminated in accordance with the provisions of this Agreement.

1.22                        “TERRITORY” will mean worldwide.

1.23                        “VALID CLAIM” will mean (i) any claim of an issued and unexpired PATENT RIGHT that (a) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (b) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (ii) a claim of a pending PATENT RIGHT application that has not been pending for more than [**] years from the date of first action on the merits, which claim has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

2.  GRANT OF RIGHTS

2.1                               License Grants.  Subject to the terms of this Agreement, DFCI hereby grants to COMPANY and its AFFILIATES for the TERM a royalty-bearing license under the PATENT RIGHTS to make, have made, use, sell, offer to sell, and import PRODUCTS in the FIELD in the TERRITORY and to perform and have performed LICENSED PROCESSES in the FIELD in the TERRITORY.  Further, DFCI hereby grants to COMPANY and its AFFILIATES for the TERM a license under the DFCI MATERIALS.  As COMPANY may reasonably request.  DFCI will provide DFCI MATERIALS in its possession and subject to availability within [**] days of such request.

2.2                               Exclusivity.  DFCI agrees that it shall not grant any other license or other rights under the PATENT RIGHTS to make, have made, use, sell, offer for sale or import PRODUCTS in all fields in the TERRITORY or to perform of have performed LICENSED PROCESSES in the FIELD in the TERRITORY during the TERM nor shall DFCI practice the PATENT RIGHTS, except as expressly permitted in Section 2.5.

2.3                               Sublicenses.  COMPANY will have the right to grant SUBLICENSE AGREEMENTS and other rights under Section 2.1 and this AGREEMENT and through multiple tiers; provided, however, that such multiple tier SUBLICENSE AGREEMENTS shall be consistent with the provisions herein with respect to SUBLICENSE AGREEMENTS and limited to SUBLICENSE AGREEMENTS where COMPANY has granted material COMPANY intellectual property rights and a SUBLICENSE AGREEMENT under this Agreement.  For the purpose of clarity, Sublicensees do not have the right to grant further SUBLICENSE AGREEMENTS except provided under this Section 2.3.  COMPANY shall incorporate terms and conditions into its SUBLICENSE AGREEMENTS sufficient to enable COMPANY to comply with this Agreement.  Upon termination of this Agreement for any reason, any SUBLICENSEE not then in default shall have the right to take a direct license from DFCI on substantially identical terms as this AGREEMENT.  DFCI agrees to execute such direct license and any non-identical terms will be negotiated between SUBLICENSEE and DFCI in good faith under reasonable terms and conditions in a timely manner.  COMPANY remains responsible for the operations of any SUBLICENSEE under this Agreement, as if the operations were carried out by COMPANY.

2.3.1                     Form and Content of Sublicenses.  COMPANY shall issue any sublicense(s) granted by it under this Agreement in writing and COMPANY shall include the equivalent of at least the following provisions with COMPANY in all sublicenses.

(a)                                 Sublicensees shall report [**] to COMPANY on its operations under the sublicense.

(b)                                 Sublicensees shall make payments due to COMPANY in relation to NET SALES of PRODUCTS in a timely manner, so that COMPANY may comply with its obligations to make payments to DFCI as set forth in Section 4.

(c)                                  The terms and conditions of Section 2.4 (U.S. Manufacturing), Section 2.5 (Retained Rights), Section 5.3 (Record keeping), Section 11.3 (Non-Use of Name), Section 11.4 (Patent Marking), and Section 11.5 (Export Control) are binding on the sublicensee through the applicable SUBLICENSE AGREEMENT.

(d)                                 A section substantially the same as Section 8 (Indemnification and Insurance) shall be included which also will state that the Indemnitees (as defined in Section 8) are intended third party beneficiaries of such SUBLICENSE AGREEMENT solely for the purpose of enforcing such indemnification and insurance provisions.

2.3.2                     COMPANY shall forward to DFCI copies of any and all fully executed sublicenses promptly after execution, which copies may be reasonably redacted except for matters relevant to COMPANY’S obligations and DFCI’s rights under this Agreement, provided that sufficient information remains unredacted to allow DFCI to reasonably assess whether COMPANY is in compliance with its obligations under this Agreement and to verify amounts payable hereunder in connection with such sublicense agreement.  DFCI shall keep any such copies of sublicense agreements in their confidential files and shall use them solely for the purpose of monitoring COMPANY’S and SUBLICENSEES’ compliance with their obligations hereunder and enforcing DFCI’s rights under this Agreement.  Such copy shall be postmarked within [**] days of the execution of the sublicense.

2.3.3                     COMPANY’S Continuing Obligations.  Nothing in Section 2.3 may be construed to relieve COMPANY of its obligations to DFCI under this Agreement, including but not limited to COMPANY’S obligations under Section 8.

2.4                               U.S. Manufacturing.  COMPANY agrees that any PRODUCTS used or sold in the United States will be manufactured substantially in the United States as required by 35 U.S.C. 204 and 37 C.F.R. 401 et. seq., as amended.

2.5                               Retained Rights.

(a)                                 DFCI.  DFCI retains the right on behalf of itself, the right to practice the PATENT RIGHTS and use the DFCI MATERIALS for internal research, leaching and other educational purposes only, such internal research lo not include any commercial third party sponsored research or any industry sponsored clinical trials, and not for the purpose of commercial development, production, manufacture, distribution or sale of products or provision of services for a fee.

(b)                                 Academic and Not-For-Profit Research Institutes.  DFCI retains the right to grant non-exclusive licenses to other nonprofit or academic institutions to practice the PATENT RIGHTS and use DFCI MATERIALS in performing internal research or for education purposes (but in no case when sponsored or otherwise funded in any way by any for-profit entity); provided, however, that in no event shall any such license permit the practice or use of the PATENT RIGHTS for commercial activities of any kind or for commercial third party sponsored research.  DFCI may distribute DFCI MATERIALS to other nonprofit or academic institutions for the uses expressly permitted above (and not others), but only on the basis of a Material Transfer Agreement with such institution, substantially in the form attached hereto as Exhibit C (an “MTA”).  DFCI shall notify COMPANY when it enters into an MTA or distributes or otherwise provides any DFCI MATERIALS pursuant to this Section on a [**] basis.  DFCI shall not provide any DFCI MATERIALS to any for-profit third party.  DFCI shall refer any DFCI MATERIALS request from a for-profit third party to COMPANY.

(c)                                  Federal Government.  COMPANY acknowledges that the U.S. federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any PATENT RIGHTS as set forth in 35 U.S.C. §§ 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.

2.6                               IMPROVEMENTS.  Provided that COMPANY is not then in default or breach of this Agreement, and subject to DFCI’s obligations under conflict of interest regulations or guidelines from the federal government or policies of DFCI or subject to DFCIs obligations under third party corporate sponsorship or any obligations existing as of the Effective Date associated with third party materials, which determination shall be made in DFCIs reasonable discretion, DFCI hereby grants to COMPANY an exclusive option to receive an exclusive commercial license to all IMPROVEMENTS (“OPTION”).  The OPTION must be exercised within [**] days from the date of disclosure of any such IMPROVEMENT to COMPANY and the resulting license shall be incorporated into this Agreement as an amendment to the PATENT RIGHTS definition.  COMPANY shall agree with DFCI on terms which are reasonable and appropriate in licenses between industry and academic institutions, to be negotiated in good faith within [**] days of exercising the OPTION, which will be added to the COMPANY’S diligence obligations under Section 3 with respect to such IMPROVEMENTS, and DFCI shall timely amend APPENDIX A to include all relevant information for such IMPROVEMENT.  Should no license result from this process, DFCI shall be free to license IMPROVEMENTS to any third party, but DFCI, for a period of [**] shall not offer the IMPROVEMENT to a third party on lesser terms than offered to COMPANY.

2.7                               No Additional Rights.  Nothing in this Agreement shall be construed to confer any rights upon COMPANY by implication, estoppel, or otherwise as to any technology or patent rights of DFCI or any other entity other than the PATENT RIGHTS (save for patent rights on IMPROVEMENTS as provided above), regardless of whether such technology or patent rights shall be dominant or subordinate to any PATENT RIGHTS, and DFCI agrees to notify COMPANY in writing upon the determination that such dominant patent rights owned by DFCI exist.

3.  COMPANY DILIGENCE OBLIGATIONS

3.1                               COMPANY shall use commercially reasonable efforts, or shall cause one or more of its AFFILIATES and SUBLICENSEES to use commercially reasonable efforts, to develop one or more PRODUCTS or LICENSED PROCESSES and to introduce PRODUCTS or LICENSED PROCESSES into the commercial market; thereafter, COMPANY or its AFFILIATES or SUBLICENSEES shall make one or more PRODUCTS or LICENSED PROCESSES reasonably available to the public.  Specifically, COMPANY or AFFILIATE or SUBLICENSEE shall fulfill the following obligations:

(i)                                     Within [**] months after the EFFECTIVE DATE, COMPANY shall furnish DFCI with a written research and development plan describing the major tasks to be achieved in order to bring to market a PRODUCT, specifying the number of staff and other resources to be devoted to such development effort.

(ii)                                  Within [**] days after the end of each calendar year, COMPANY shall furnish DFCI with a written report (consistent with Section 5.1 (a)) on the progress of its efforts during the immediately preceding calendar year to develop and commercialize a PRODUCT.  The report shall also contain a discussion of intended efforts for the year in which the report is submitted.

3.2                               Diligence Requirements.  If, in any full calendar year, COMPANY or any one or more AFFILIATES or SUBLICENSEES, alone or together, has performed any one of the following with respect to a PRODUCT or a LICENSED PROCESS, then COMPANY shall be deemed to have complied with COMPANY’S obligations under this Section 3 for such calendar year:

(i)                                     is actively researching or developing one or more PRODUCTS as evidenced by the commitment to such work of [**] or more full-time equivalent staff;

(ii)                                  has expended a minimum of [**] dollars ($[**]) for development of one or more PRODUCTS annually, not including all amounts paid under this AGREEMENT;

[**].

COMPANY shall be actively conducting a trial during the process of activating sites and/or screening or enrolling patients.  In the event that COMPANY or any of its AFFILIATES or SUBLICENSEES, alone or together, has not performed at least one of Sections 3.2(i) through (x) during such full calendar year with respect to at least one PRODUCT, then DFCI may treat such failure as a material breach in accordance with Section 12.3(b) (it being understood that performance of at least one of Sections 3.2(i) through (x) during the [**]-day cure period and as applicable during the [**] months thereafter shall cure such breach).

4.  ROYALTIES AND PAYMENT TERMS

4.1                               Consideration for Grant of Rights.

(a)                                 License Issue Fee, Patent Cost Reimbursement, Ongoing Patent Costs and FUNDING MILESTONE PAYMENTS.  COMPANY shall pay to DFCI on the EFFECTIVE DATE a license issue fee of fifty thousand dollars ($50,000), and, such amounts required as reimbursement in accordance with Section 6.3, relating to actual expenses incurred as of the EFFECTIVE DATE in connection with obtaining the PATENT RIGHTS (or [         ] Dollars ($[              ])).  In addition, in accordance with Section 6.3, COMPANY shall pay all such reasonable, direct, out-of-pocket, ongoing expenses in connection with obtaining the PATENT RIGHTS incurred after the EFFECTIVE DATE.

COMPANY shall pay to DFCI one FUNDING MILESTONE PAYMENT as follows: one hundred twenty-five thousand dollars ($125,000) upon the earlier of (1) [**] years after the EFFECTIVE DATE or (2) COMPANY raising [**] Dollars ($[**]) in one or more rounds of equity financing.  This payment is nonrefundable and is due within [**] months of equity financing closing.

(b)                                 License Maintenance Fees.  COMPANY shall pay to DFCI the following license maintenance fees on January 1 of each year set forth below:

Year(s)	License Maintenance Fee
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

This license maintenance fee is nonrefundable; however, the license maintenance fee may be credited to all payments due during the same calendar year, if any except patent cost reimbursements as provided in Section 6.3.  License maintenance fees paid in excess of such payments due in such calendar year shall not be creditable to amounts due for future years.

(c)                                  Milestone Payments.  COMPANY shall pay to DFCI the following milestone payments upon first achievement of the following milestones whether by COMPANY, its AFFILIATE, or a SUBLICENSEE (in DOLLARS) for the first PRODUCT and the second PRODUCT only, wherein the first PRODUCT and the second PRODUCT are distinct and separate chemical entities requiring separate regulatory approvals:

[**]

A “MAJOR COUNTRY” will mean Germany, France, Italy, Spain or the United Kingdom.

COMPANY shall provide DFCI with written notice and such milestone payment within [**] days after achieving each milestone.  Each such milestone payment shall be payable only once for each of the first PRODUCT and the second PRODUCT.  These milestone payments are nonrefundable.

(d)                                 Running Royalties on PRODUCTS.  COMPANY shall pay to DFCI:

(i)                                     a running royalty of [**] percent ([**]%) of NET SALES on an annualized basis up to $[**] in Net Sales of PRODUCTS, by COMPANY, AFFILIATES and SUBLICENSEES in those countries where such sale infringes one or more VALID CLAIMS;

(ii)                                  a running royalty of [**] percent ([**]%) of NET SALES on an annualized basis between $[**] and $ [**] in Net Sales of PRODUCTS by COMPANY, AFFILIATES and SUBLICENSEES in those countries where such sale infringes one or more VALID CLAIMS; or

(iii)                               a running royalty of [**] percent ([**]%) of NET SALES on an annualized basis in excess of $[**] in Net Sales of PRODUCTS by COMPANY, AFFILIATES and SUBLICENSEES in those countries where such sale infringes one or more VALID CLAIMS.

(e)                                  Adjustments.  The provisions of Section 4.1(d) will be adjusted as follows:

(1)                                 If the PRODUCT for a given therapeutic area (e.g. cancer, cardiovascular, and autoimmune disease) is the [**] from the EFFECTIVE DATE the applicable royalty rate for all PRODUCTS in that therapeutic area will be: (a) if there is a SUBLICENSEE, the lesser of: (1) the royalty rates as provided above for that PRODUCT or (2) [**]% of the royalty payments made to COMPANY by a SUBLICENSEE of that PRODUCT if sublicensed; or (b) if there is not a SUBLICENSEE, then the royalty rate as provided above for that PRODUCT.

(2)                                 If the PRODUCT for a given therapeutic area becomes [**] from the EFFECTIVE DATE, the applicable royalty rate for all PRODUCTS in that therapeutic area will be: (a) if there is a SUBLICENSEE, the lesser of (1) [**]% of the royalty rates as provided above for that PRODUCT or (2) [**]% of the royalty payments made to COMPANY by a SUBLICENSEE of that PRODUCT if sublicensed; or (b) if there is not a SUBLICENSEE, then [**]% of the royalty rate as provided above for that PRODUCT.

(3)                                 If the PRODUCT for a given therapeutic area becomes the [**] from the EFFECTIVE DATE, the applicable royalty rate for all PRODUCTS in that therapeutic area will be: (a) if there is a SUBLICENSEE, the lesser of (1) [**]% of the royalty rates as provided above for that PRODUCT or (2) [**]% of the royalty payments made to COMPANY by a SUBLICENSEE of that PRODUCT if sublicensed; or (b) if there is not a SUBLICENSEE, then [**]% of the royalty rate as provided above for that PRODUCT.

(4)                                 For clarity, the above adjustments apply for a single therapeutic area.  PRODUCTS developed for a second or third (or further) therapeutic area(s) will be subject anew to the adjustments provided for above under Section 4.1(e) 1-3.

Upon expiration of the AGREEMENT or completion of all of COMPANY’S royalty obligations with respect to all PRODUCTS, the license grants contained herein shall become fully paid-up, royalty-free, perpetual and irrevocable.

Royalty Stacking.  To the extent that COMPANY acquires or obtains licenses to third party patent rights or other intellectual property necessary for manufacture, use and sale of a PRODUCT, COMPANY may deduct from any royalties due to DFCI hereunder for such PRODUCT and no others, a maximum of [**] percent ([**]%) of the amounts due and/or paid to such third parties that exceed [**]% of NET SALES of such PRODUCT.  As an example for purposes of illustration, if such third party royalty owed by COMPANY is [**] percent of Net Sales, only [**] percent (i.e. [**] percent) would be creditable to the amount owed DFCI.  Any such credit shall not reduce the amounts owed DFCI by more than [**]% of what was otherwise owed for such PRODUCT.

Royalty Minimums.  The adjustments provided for above or elsewhere in this AGREEMENT will not reduce the running royalty rate COMPANY shall pay to DFCI below the following levels:

[**] percent ([**]%) of NET SALES by COMPANY, AFFILIATES and SUBLICENSEES in those countries where such sale infringes one or more VALID CLAIMS for annualized NET SALES of less than $[**];

[**] percent ([**]%) of NET SALES by COMPANY, AFFILIATES and SUBLICENSEES in those countries where such sale infringes one or more VALID CLAIMS for annualized NET SALES between $[**] to $[**];

[**] percent ([**]%) of NET SALES, by COMPANY, AFFILIATES and SUBLICENSEES in those countries where such sale infringes one or more VALID CLAIMS for annualized NET SALES of more than $[**].

(f)                                   Sharing of NON-ROYALTY SUBLICENSE INCOME.  COMPANY shall pay DFCI the following percentage of SUBLICENSE INCOME:

(i)                                     [**]% of SUBLICENSE INCOME received by COMPANY from the EFFECTIVE DATE until the earliest of (1) [**] months from the EFFECTIVE DATE; (2) [**]; or (3) the aggregate payment of [**] Dollars ($[**]) to

DFCI under this Section 4.1 (f) (the earliest of (1), (2), and (3), the “FIRST STEPDOWN”);

(ii)                                  From the FIRST STEPDOWN, [**]% of SUBLICENSE INCOME received by COMPANY until the earliest of (1) [**] months from the EFFECTIVE DATE; (2) [**], or (3) an aggregate payment of [**] Dollars ($[**]) to DFCI under this Section 4.1(f)(ii) (the earliest of (1), (2), and (3), the “SECOND STEPDOWN”);

(iii)                               From the SECOND STEPDOWN, [**]% of SUBLICENSE INCOME received by COMPANY until the earliest of (1) [**] months from the EFFECTIVE DATE; (2) [**]; or (3) an aggregate payment of [**] Dollars ($[**]) to DFCI under this Section 4.1 (f)(iii) (the earliest of (1), (2), and (3) the “THIRD STEPDOWN”); and

(iv)                              from the THIRD STEPDOWN, [**]% of SUBLICENSE INCOME received by COMPANY thereafter.

For clarity, any of the foregoing STEPDOWNS specified above may apply to a single payment from a SUBLICENSEE if such payment triggers the payment thresholds specified above (so that such payment will be subject to different sharing percentages).

Such amounts shall be payable for each REPORTING PERIOD and shall be due to DFCI within [**] days of the end of each REPORTING PERIOD.  Further, if COMPANY pays to DFCI a milestone payment under Section 4.1(c) for achieving a milestone for which COMPANY receives from a Sublicensee a payment for achieving the same or substantially same milestone with respect to the same Product and indication, as relevant, subject to this Section 4.1(f), then the amount of COMPANY’S payment to DFCI under Section 4.1 (c) shall be deducted from such SUBLICENSEE’S payment for purposes of this Section 4.1(f) and shall not be subject to such percentage share.  To the extent that patent rights, other intellectual property rights or other rights or obligations other than PATENT RIGHTS for PRODUCTS are sublicensed hereunder by COMPANY, that portion of the consideration received by COMPANY and subject to this Section 4.1(f)

shall be equitably apportioned between those PATENT RIGHTS and those other rights and obligations, and such apportionment shall be reasonable and in accordance with customary standards in the industry.

For clarity, (A) those other rights and obligations include, without limitation, other patent rights sublicensed under any OTHER LICENSE AGREEMENTS, and (B) there shall not be sharing of any specific SUBLICENSE INCOME among this Agreement and the OTHER LICENSE AGREEMENTS, since this AGREEMENT and the OTHER LICENSE AGREEMENTS apply to different patent rights.

COMPANY shall promptly deliver to DFCI a written report setting forth such apportionment.  In the event DFCI disagrees with the determination made by COMPANY, DFCI shall so notify COMPANY within [**] days of receipt of COMPANY’S report and the parties shall meet to discuss and resolve such disagreement in good faith.  If the parties are unable to agree in good faith as to such fair market values within [**] days, then the matter shall be submitted in accordance with the dispute resolution process set forth in Section 13.1, and if COMPANY owes additional monies to DFCI after the conclusion of such process COMPANY shall have [**] days after the completion of such process to make such payment to DFCI.

(g)                                  No Multiple Royalties.  If the manufacture, use, offer for sale, import, or sale of any PRODUCT or the performance of any LICENSED PROCESS is covered by more than one of the PATENT RIGHTS, multiple royalties shall not be due.

(h)                                 OTHER LICENSE AGREEMENTS.  As provided above for running royalties under Section 4.1(d) by reason of crediting, no more than one such running royalty shall be payable under this Agreement and the OTHER LICENSE AGREEMENTS when taken together with respect to the same or substantially same product, respectively, provided the higher amount will be due under any of those three (3) agreements with respect thereto.  Likewise, as provided above for SUBLICENSE INCOME under Section 4.1(f), any SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME shall be apportioned among those three (3) agreements so any portion of any SUBLICENSE INCOME shall be shared only once under one (1) of those three (3) agreements.

4.2                               Payments.

(a)                                 Method of Payment.  All payments under this Agreement should be made payable to Dana-Farber Cancer Institute and sent to DFCIs address identified below.

Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.  Payments by check should be sent to:

Fiscal Manager
Office of Research and Technology Ventures
Dana Farber Cancer Institute
450 Brookline Ave.
Boston, MA 02215

or if by wire transfer, using the following information:

Bank: [**]
Bank Address: [**]
Account#[**]
ABA# [**]
Reference: [**]

(b)                                 Payments in U.S. Dollars.  All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars.  Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter of the applicable REPORTING PERIOD.  Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of NET SALES.  To the extent it has the legal right to do so and at the reasonable request of COMPANY, DFCI will assist COMPANY in reclaiming or seeking reimbursement any amounts withheld under this Section 4.2(b) from the appropriate government, agency or taxing authority.  For tax withholding purposes that arise with respect to such payments, COMPANY shall treat DFCI as a 501(c)(3) tax-exempt charitable organization, to the extent DFCI remains a tax-exempt charitable organization.

(c)                                  Late Payments.  Any payments by COMPANY that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law.  The interest will be calculated at the annual rate of the sum of (a) [**] percent ([**]%) plus (b), the prime interest rate quoted by Bank of America on the date the payment is due, the interest being compounded on the last day of each calendar quarter.  However, the annual rate may not exceed the maximum legal interest rate allowed in Massachusetts.  The payment of interest as required by this Section does not foreclose DFCI from exercising any other rights or remedies it has as a consequence of the lateness of any payment.

5.  REPORTS AND RECORD KEEPING

5.1                               Frequency of Reports.

(a)                                 Before First Commercial Sale.  Prior to the first commercial sale of any PRODUCT or first commercial performance of any LICENSED PROCESS, COMPANY shall deliver reports to DFCI [**], within [**] days of the end of each [**], containing information concerning the immediately preceding [**], as further described in Section 5.2.

(b)                                 Upon First Commercial Sale of a PRODUCT or Commercial Performance of a LICENSED PROCESS.  COMPANY shall report to DFCI the date of first commercial sale of a PRODUCT and the date of first commercial performance of a LICENSED PROCESS within [**] days of occurrence in each country.

(c)                                  After First Commercial Sale.  After the first commercial sale of a PRODUCT or first commercial performance of a LICENSED PROCESS, COMPANY shall deliver reports to DFCI within [**] days of the end of each REPORTING PERIOD, containing information concerning the immediately preceding REPORTING PERIOD, as further described in Section 5.2.

5.2                               Content of Reports and Payments.  Each report delivered by COMPANY to DFCI shall contain at least the following information for the immediately preceding REPORTING PERIOD:

(i)                                     the number of PRODUCTS manufactured, sold, leased or distributed by COMPANY, its AFFILIATES and SUBLICENSEES to independent third parties in each country, and, if applicable, the number of PRODUCTS used by COMPANY, its AFFILIATES and SUBLICENSEES in the provision of services in each country;

(ii)                                  a description of LICENSED PROCESSES performed by COMPANY, its AFFILIATES and SUBLICENSEES in each country as may be pertinent to a royalty accounting hereunder;

(iii)                               the gross price charged by COMPANY, its AFFILIATES and SUBLICENSEES for each PRODUCT and, if applicable, the gross price charged for each PRODUCT used to provide services in each country; and the gross price charged for each LICENSED PROCESS performed by COMPANY, its AFFILIATES and SUBLICENSEES in each country;

(iv)                              calculation of NET SALES for the applicable REPORTING PERIOD in each country, including a listing of applicable deductions;

(v)                                 total royalty payable on NET SALES in U.S. dollars, together with the exchange rates used for conversion;

(vi)                              the amount of SUBLICENSE INCOME received by COMPANY from each SUBLICENSEE and the amount deliverable to DFCI from such SUBLICENSE INCOME, including an itemized breakdown of the sources of income comprising the SUBLICENSE INCOME; and

(vii)                           the number of sublicenses entered into for the PATENT RIGHTS, PRODUCTS and/or LICENSED PROCESSES.

If no amounts are due for any REPORTING PERIOD, the report shall so state.  COMPANY shall use commercially reasonable efforts to enter into a SUBLICENSE AGREEMENT whereby the applicable SUBLICENSEE provides the information necessary for the foregoing, but if despite such commercially reasonable efforts, COMPANY is unable to obtain all such information from such SUBLICENSEE, then COMPANY shall be in compliance with this Section 5 by providing such relevant information as COMPANY is able to obtain from such SUBLICENSEE.

5.3                               Record keeping.  COMPANY shall maintain, and shall cause its AFFILIATES and SUBLICENSEES to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to DFCI in relation to this Agreement, which records shall contain sufficient information to permit DFCI to confirm the accuracy of any reports delivered to DFCI and compliance in other respects with this Agreement.  COMPANY shall keep it records at its principal place of business or the principal place of business of the appropriate division of COMPANY to which this Agreement relates and shall require its AFFILIATES to keep their books and records in the same manner.

The relevant party shall retain such records for at least [**] years following the end of the calendar year to which they pertain, during which lime DFCI or DFCIs appointed agents, shall have the right, at DFCIs expense, to inspect such records during normal business hours to verify any reports and payments made or compliance in other respects under this Agreement. In the event that any audit performed under this Section reveals an underpayment in excess of [**] percent ([**]%), COMPANY shall bear the full out-of-pocket cost of such audit and shall remit any amounts due to DFCI, plus interest as set forth in Section 4.2(c) above within [**] days of receiving notice thereof from DFCI.  Any over-payments may be taken as a credit under this Agreement.

6.  PATENT PROSECUTION

6.1                               Responsibility for PATENT RIGHTS.  DFCI, in its sole discretion, shall prepare, file, prosecute, and maintain all of the PATENT RIGHTS.  For purposes of this Agreement, patent prosecution includes ex parte prosecution, interference proceedings, reissues, reexaminations and oppositions.  As long as the license remains exclusive, DFCI shall provide, or cause its agent to provide, on a timely basis copies of relevant correspondence between DFCI and the United States Patent Office or the various foreign patent offices and give COMPANY reasonable opportunity to advise DFCI or DFCIs counsel on such matters.  COMPANY shall designate an individual or department for receiving the patent-related correspondence.

COMPANY shall have reasonable opportunities to consult with and advise DFCI.  DFCI shall consider the legitimate interests of COMPANY in performing its responsibility under this

Section 6.1 and consider all reasonable comments from COMPANY regarding same COMPANY shall cooperate with DFCI in such filing, prosecution and maintenance.  To the extent that DFCI uses outside patent counsel for the foregoing activities, COMPANY (and its outside patent counsel) will have direct access to such patent counsel for DFCI in coordination with the following individual or department, who will have primary responsibility for such requests by COMPANY.

Attorney for Intellectual Property
Office of General Counsel
Dana-Farber Cancer Institute, Inc.
450 Brookline Ave.
Boston, MA 02215

(i)                                     COMPANY shall cooperate with DFCI in preparing, filing, prosecuting and maintaining the patent applications and patents within PATENT RIGHTS.  COMPANY shall provide prompt notice to DFCI of any non-privileged, public information that comes to its attention that may affect the patentability, validity or enforceability of any patent application or patent within PATENT RIGHTS.

(ii)                                  COMPANY may surrender its licenses under any, of the patents or patent applications within PATENT RIGHTS in any country of the licensed Territory by giving [**] days advance written notice to DFCI.  If COMPANY so surrenders its rights, it will remain responsible for all patent-related expenses incurred by DFCI and not reimbursed by a third party during the applicable notice period, but DFCI shall take reasonable steps to minimize such expenses.  Thereafter, COMPANY will have no further obligation to pay any patent expenses for the patents or patent applications that it surrendered.  Notwithstanding the foregoing, if such surrender results in termination of all rights under this Agreement, then the termination notice provision in Section 12, below, shall apply.

6.2                               International (non-United States) Filings.  Appendix B is a list of countries in which patent applications corresponding to the United States patent applications listed in

Appendix A shall be filed, prosecuted, and maintained.  Appendix B may be amended by mutual agreement of DFCI and COMPANY.

6.3                               Payment of Expenses.  Payment of all reasonable, direct, out-of-pocket fees and costs, including reasonable attorneys’ fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS, will be the responsibility of COMPANY following receipt of invoices for such fees and costs from DFCI, whether such amounts were incurred before or after the EFFECTIVE DATE.  As of the EFFECTIVE DATE such amount is [    ].  COMPANY shall reimburse [**] percent ([**]%) of such amount due pursuant to this Section 6.3 within [**] days of the EFFECTIVE DATE and/or receipt of invoices from DFCI, whichever is the earlier to occur, and make [**] additional payments in successive [**] month periods thereafter equal to [**] percent ([**]%) each.  As of the EFFECTIVE DATE COMPANY shall pay one hundred percent (100%) of all such fees and costs accrued after the EFFECTIVE DATE, until such time as there is another one or more licensees under the PATENT RIGHTS, in which event COMPANY shall only be required to pay its pro rata share of all such fees and costs based on the number of licensees (including COMPANY); late payments shall accrue interest pursuant to Section 4.2(c).  In all instances, the fees prescribed for correct entities shall be paid to the United States Patent and Trademark Office.  COMPANY shall pay up to $[**] in patent expenses incurred for DFCI Case #[**].

7.  INFRINGEMENT

7.1                               Notification of Infringement.  Each party agrees to provide written notice to the other parties promptly after becoming aware of infringement of the PATENT RIGHTS in the FIELD.

7.2                               Right to Prosecute Infringements.

(a)                                 COMPANY Right to Prosecute.  So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the FIELD in the TERRITORY, COMPANY, to the extent permitted by law, shall have the right, under its own control and at its own expense, to prosecute any third-party infringement of the PATENT RIGHTS in the FIELD in the TERRITORY, subject to Sections 7.4 and 7.5.  If required by law, DFCI shall permit any action under this Section 7.2 to be brought in its name, including being joined as a party-

plaintiff, provided that COMPANY shall hold DFCI harmless from, and indemnify DFCI against, any costs, expenses, or liability that DFCI incur in connection with such action.

Prior to commencing any such action, COMPANY shall consult with DFCI and shall consider the views of DFCI regarding the advisability of the proposed action and its effect on the public interest.  COMPANY shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section 7.2 that results in an obligation or responsibility of DFCI without the prior written consent of DFCI, such consent not to be unreasonably withheld, delayed or conditioned.

(b)                                 DFCI Right to Prosecute.  In the event that COMPANY is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within a reasonable time after COMPANY first becomes aware of the basis for such action, DFCI shall have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense.

7.3                               Declaratory Judgment Actions.  In the event that a PATENT CHALLENGE or any suit or action alleging that the PATENT RIGHTS are not infringed or unpatentable is brought against DFCI or COMPANY or any AFFILIATES or SUBLICENSEES by a third party, the subject party shall promptly notify the other parties in writing, and COMPANY, at its option and upon written notice to DFCI, shall have the right, but shall not be obligated, within [**] days after commencement of such action to take over the sole defense of the action at its own expense.  If COMPANY does not exercise this right, DFCI may take over the sole defense of the action at DFCIs sole expense, but shall not be obligated to do so, subject to Sections 7.4 and 7.5.

7.4                               Offsets.  COMPANY may offset a total of [**] percent ([**]%) of any expenses incurred under Sections 7.2 and 7.3 against any payments due to DFCI under Section 4, provided that in no event shall such payments under Section 4, when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than [**] percent ([**]%) in any REPORTING PERIOD.

7.5                               Recovery.  In the event that any party exercises the rights conferred in this Section 7 and recovers any damages or other sums in such action, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the parties in connection therewith (including, without limitation, attorney’s fees).  If such recovery is insufficient to cover all such costs and expenses of the parties, the controlling party’s costs shall be paid in full first before any of the other party’s costs.  If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall be retained by the party that controlled the action or proceeding under this Section 7; provided, however, that (a) if COMPANY is the party that controlled such action or proceeding.  DFCI shall receive out of any such remaining recovery received by COMPANY an amount equal to royalties payable hereunder by treating such remaining recovery as “Net Sales” hereunder and (b) if DFCI is the party that controlled such action or proceeding, the remaining recovery received by DFCI shall be shared equally between COMPANY and DFCI.

7.6                               Cooperation.  Each party agrees to cooperate in any action under this Section 7 which is controlled by any other party, provided that the controlling party reimburses the cooperating parties promptly for any reasonable costs and expenses incurred by the cooperating parties in connection with providing such assistance.

7.7                               Right to Sublicense.  So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the FIELD in the TERRITORY, COMPANY shall have the sole right to sublicense any alleged infringer in the FIELD in the TERRITORY for future use of the PATENT RIGHTS in accordance with the terms and conditions of this Agreement relating to sublicenses as set forth in Section 2.3.

7.8                               Patent Certifications.  DFCI shall notify and provide COMPANY with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of any PATENT RIGHT pursuant to a Paragraph IV Patent Certification by a Third party filing an Abbreviated New Drug Application, an application under §505(b)(2) or any other similar patent certification by a third party, and any foreign equivalent thereof.  Such notification and copies shall be provided to COMPANY within [**] business days after DFCI receives such certification.

8.  INDEMNIFICATION AND INSURANCE

8.1                               Indemnification.

(a)                                 Indemnity.  COMPANY shall indemnify, defend, and hold harmless DFCI and their trustees, officers, faculty, students, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses) incurred by or imposed upon the Indemnitees or any one of them, in connection with any claims, suits, investigations, actions, demands or judgments (i) arising out of the design, production, manufacture, sale, use in commerce, lease, or promotion by COMPANY or by a SUBLICENSEE, AFFILIATE or agent of COMPANY, or any product, process or service relating to, or developed pursuant to, this Agreement or (ii) arising out of any other activities to be carried out pursuant to this Agreement or (iii) related to the exercise of any rights granted to COMPANY under this Agreement or (iv) any breach of this Agreement by COMPANY.

COMPANY’S indemnification under Section 8.1 (a)(i) applies to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of the Indemnitees.  COMPANY’S indemnification under Sections 8.1 (a)(ii) through 8.1 (a)(iv) does not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent activities of the Indemnitees, or the intentional wrongdoing or intentional misconduct of the Indemnitees.

(b)                                 Procedures.  If any such action is commenced or claim made or threatened against DFCI or other Indemnitees as to which COMPANY is obligated to indemnify it (them) or hold it (them) harmless, DFCI or the other Indemnitees agree to provide COMPANY with prompt written notice of any commenced or threatened claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement.  COMPANY agrees, at its own expense, to provide attorneys reasonably acceptable to DFCI to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of the indemnity contained herein, whether or not such actions arc rightfully brought.  The Indemnitees shall cooperate with COMPANY in such defense and will permit COMPANY to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative lo litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of COMPANY, if representation of such Indemnitee by the counsel retained by COMPANY would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel.  COMPANY agrees to keep DFCI informed of the progress in the defense and disposition of such claim and to consult with DFCI with regard to any proposed settlement.

The right of COMPANY to assume the defense of any action is limited to that part of the action commenced against DFCI and/or Indemnitees that relates to COMPANY’S obligation of indemnification and holding harmless.

COMPANY shall require any AFFILIATE(S) or SUBLICENSEE(S) to indemnify, hold harmless and defend DFCI under the same terms set forth in this Section 8.1.

8.2                               Insurance.  At such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by COMPANY or by a SUBLICENSEE(S), AFFILATE(S) or agent of COMPANY, COMPANY shall obtain and carry in full force and effect commercial general liability insurance, including product liability insurance which shall protect COMPANY and Indemnitees with respect to events covered by Section 8.1.  Such insurance (i) shall be issued by an insurer licensed to practice in the Commonwealth of Massachusetts or an insurer pre-approved by DFCI, such approval not to be unreasonably withheld, (ii) shall list DFCI as additional insured thereunder, (iii) shall be endorsed to include product liability coverage, and (iv) shall require [**] days written notice to be given to DFCI prior to any cancellation or material change thereof.  The limits of such insurance shall not be less than [**] Dollars ($[**]) per occurrence with an aggregate of [**] Dollars ($[**]) for bodily injury including death; [**] Dollars ($[**]) per occurrence with an aggregate of [**] Dollars ($[**]) for property damage; and [**] Dollars ($[**]) per occurrence with an aggregate of [**] Dollars ($[**]) for errors and omissions.

In the alternative, if COMPANY elects to self insure all or part of the limits described above (including deductibles or retentions which are in excess of $[**] annual aggregate), such self-insurance program must be acceptable to and receive prior approval from DFCI, and the DFCIs associated Risk Management Foundation.  COMPANY shall provide DFCI with Certificates of Insurance evidencing compliance with this Section upon request of DFCI.

COMPANY shall provide DFCI with written notice at least [**] days prior to the cancellation, non renewal or material change in such insurance; if COMPANY does not obtain replacement insurance providing comparable coverage within such [**]day period, DFCI has the right to terminate this Agreement effective at the end of such [**]day period without any notice or additional waiting periods.

The minimum amounts of insurance coverage required under these provisions may not be construed to create a limit of COMPANY’S liability with respect to its indemnification obligation under Section 8.1.

COMPANY shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by COMPANY or by a SUBLICENSEE, AFFILIATE or agent of COMPANY and (b) a reasonable period alter such lime as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals), which in no event shall be less than [**] years.

9.  REPRESENTATIONS OR WARRANTIES

9.1                               Representations and Warranties.  To its knowledge, as of the Effective Date, DFCI represents and warrants that: (a) it solely and exclusively owns the patents and applications included within the PATENT RIGHTS; (b) it has the power and authority to grant the licenses provided for herein to COMPANY, and that it has not earlier granted, or assumed any obligation to grant, any rights in the PATENT RIGHTS to any third party that would conflict with the rights granted to COMPANY herein; (c) this Agreement constitutes the legal, valid and binding obligation of DFCI, enforceable against such DFCI in accordance with its terms; and (d) there is no infringement of the PATENT RIGHTS by any third party.

9.2                               Limitation on Representations and Warranties.  EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, DFCI MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES

OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.  Specifically, and not to limit the foregoing, DFCI make no warranty or representation (i) regarding the validity or scope of the PATENT RIGHTS, and (ii) that the exploitation of the PATENT RIGHTS or any PRODUCT or LICENSED PROCESS will not infringe any patents or other intellectual property rights of DFCI or of a third party.

EXCEPT FOR COMPANY’S INDEMNITY OBLIGATIONS UNDER SECTION 8.1.  IN NO EVENT SHALL EITHER PARTY, THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES FACULTY, STUDENTS, MEDICAL AND PROFESSIONAL STAFF, AGENTS AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER DFCI SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

10.  ASSIGNMENT

This Agreement is personal to COMPANY and no rights or obligations may be assigned by COMPANY without the prior written consent of DFCI.  Any such assignment shall be void.  The foregoing notwithstanding, COMPANY may assign its rights and obligations under this Agreement to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates (however such transaction is structured); provided, however, that if this Agreement is assigned upon such merger, consolidation, or sale, (a) COMPANY shall pay to DFCI an Assignment Fee of [**] Dollars ($[**]), due within [**] days of the closing date of such transaction and (ii) this Agreement will immediately terminate if the proposed assignee has not agreed in writing to be bound by the terms and conditions of this Agreement within [**] days after the effective date of the assignment.

11.  GENERAL COMPLIANCE WITH LAWS

11.1                        Compliance with Laws.  COMPANY shall use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of PRODUCTS and LICENSED PROCESSES.

11.2                        Export Control.  COMPANY and its AFFILIATES and SUBLICENSEES shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce.  Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries.  COMPANY hereby gives written assurance that it will comply with, and will cause its AFFILIATES and SUBLICENSEES to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its AFFILIATES or SUBLICENSEES, and that it will indemnify, defend, and hold DFCI harmless (in accordance with Section 8.1) for the consequences of any such violation.

11.3                        Non-Use of Name.  COMPANY and its AFFILIATES and SUBLICENSEES shall not use the name of “Dana-Farber Cancer Institute,” or any variation, adaptation, or abbreviation thereof, or of any of their trustees, officers, faculty, students, employees, or agents, or any trademark owned by DFCI, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of the relevant party, which consent such party may withhold in its sole discretion.  DFCI shall not use the name of “Syros Pharmaceuticals, Inc.,” or any variation, adaptation, or abbreviation thereof, or of any of their directors, officers, employees, or agents, or any trademark owned by COMPANY, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of the COMPANY, which consent such party may withhold in its sole discretion.  The foregoing notwithstanding, without the consent of DFCI, COMPANY may make factual statements during the term of this Agreement that COMPANY has a license from DFCI under one or more of the patents and/or patent applications comprising the PATENT RIGHTS and to use the DFCI MATERIALS.

11.4                        Marking of PRODUCTS.  To the extent commercially feasible and consistent with prevailing business practices, COMPANY shall mark, and shall cause its AFFILIATES and shall use commercially reasonable efforts to cause its SUBLICENSEES to mark, all PRODUCTS that are manufactured or sold under this Agreement with the number of each issued patent under the PATENT RIGHTS that applies to such PRODUCT.

12.  TERMINATION

12.1                        Voluntary Termination by COMPANY.  COMPANY will have the right to terminate this Agreement, for any reason, (i) upon at least three (3) months prior written notice to DFCI, such notice to state die date at least three (3) months in the future upon which termination is to be effective, and (ii) upon payment of all undisputed amounts due to DFCI through such termination effective date.

12.2                        Cessation of Business.  If COMPANY ceases to carry on its business, DFCI will have the right to terminate this Agreement immediately upon written notice to COMPANY.

12.3                        Termination for Default.

(a)                                 Nonpayment.  In the event COMPANY fails to pay any amounts due and payable to DFCI hereunder, and fails to make such payments within [**] days after receiving written notice of such failure, DFCI may terminate this Agreement immediately upon written notice to COMPANY.

(b)                                 Material Breach.  In the event COMPANY commits a material breach of its obligations under this Agreement, except for breach as described in Section 12.3(a) and fails to cure that breach within [**] days after receiving written notice thereof, DFCI may terminate this Agreement immediately upon written notice to COMPANY subject to completion of the dispute resolution process set forth in Section 13 and the subsequent opportunity to cure.

12.4                        Effect of Termination.

(a)                                 Survival.  The following provisions shall survive the expiration or termination of this Agreement: Sections 1, the second sentence of Section 2.3, 5.2 (only for obligation to provide final report and payment), 8, 9, 10,12.4,13,14 and 15.

(b)                                 Inventor.  Upon the early termination of this Agreement, COMPANY and its AFFILIATES and SUBLICENSEES may complete and sell any work-in-progress and inventory of PRODUCTS that exist as of the effective date of termination, provided that:

(i)                                     COMPANY pays DFCI the applicable running royalty or other amounts due on such sales of PRODUCTS in accordance with the terms and conditions of this Agreement; and

(ii)                                  COMPANY and its AFFILIATES and SUBLICENSEES shall complete and sell all work-in-progress and inventory of PRODUCTS within [**] months after the effective date of termination.

(c)                                  Pre-termination Obligations.  In no event shall termination of this Agreement release COMPANY, AFFILIATES, or SUBLICENSEES from the obligation to pay any amounts that became due on or before the effective date of termination.

13.  DISPUTE RESOLUTION

13.1                        Mandatory Procedures.  The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Section 13, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement.  If any party fails to observe the procedures of this Section 13, as may be modified by their written agreement, the other parties may bring an action for specific performance of these procedures in any court of competent jurisdiction.

13.2                        Equitable Remedies.  Although the procedures specified in this Section 13 are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, any party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

13.3                        Dispute Resolution Procedures.

(a)                                 Mediation.  In the event any dispute arising out of or relating to this Agreement remains unresolved within [**] days from the dale the affected party informed the other parties of such dispute, any party may initiate mediation upon written notice to the other party (“Notice Date’”), whereupon all parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes (http://www.cpradr.org) except that specific provisions of this Section 13 shall override inconsistent provisions of the CPR Model Procedure.  The mediator will be selected from the CPR Panels of Neutrals.  If the parties cannot agree upon the selection of a mediator within [**] business days after the Notice Date, then upon the request of any party, the CPR shall appoint the mediator.  The parties shall attempt to resolve the dispute through mediation until the first of the following occurs:

(i)                                     the parties reach a written settlement;

(ii)                                  the mediator notifies the parties in writing that they have reached an impasse;

(iii)                               the parties agree in writing that they have reached an impasse; or

(iv)                              the parties have not reached a settlement within [**] days after the Notice Date.

(b)                                 Other Remedies.  If the parties fail to resolve the dispute through mediation, or if no party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute.

13.4                        Performance to Continue.  Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its undisputed obligations during any period in which any other party fails or refuses to perform its undisputed obligations.  Nothing in this Section 13 is intended to relieve COMPANY from its obligation to make undisputed payments pursuant to Sections 4 and 6.

13.5                        Statute of Limitations.  The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Section 13.3(a) are pending.  The parties shall cooperate in taking any actions necessary to achieve this result.

14.  CONFIDENTIALITY

14.1                        Non-disclosure and Non-use.

(a)                                 All information disclosed by one party to the other party hereunder shall be maintained in confidence by the receiving party and shall not be disclosed to any third party or used for any purpose except as set forth herein without the prior written consent of the disclosing party, for a period of [**] years from disclosure of such information, except to the extent that such information:

(i)                                     is known by receiving party at the time of its receipt, and not through a prior disclosure by the disclosing party, as documented by the receiving party’s business records;

(ii)                                  is or becomes part of the public domain through no fault of the receiving party;

(iii)                               is subsequently disclosed to the receiving party by a third party who may lawfully do so and is not under an obligation of confidentiality to the disclosing party;

(iv)                              is developed by the receiving party independently of Information received from the disclosing party, as documented by the receiving party’s business records;

(b)                                 Notwithstanding the foregoing, a party may disclose Information:

(i)                                     to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct clinical trials or to market PRODUCTS or LICENSED PROCESSES, provided however that such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations.

(ii)                                  deemed necessary by COMPANY to be disclosed to SUBLICENSEES, agents, consultants, and/or other third parties for the development and/or commercialization of

PRODUCTS, LICENSED PROCESSES and/or in connection with a licensing/sublicensing transaction and/or a permitted assignment under this Agreement, and/or loan, financing or investment and/or acquisition, merger, consolidation or similar transaction (or for such entities to determine their interest in performing such activities) in each case on the condition that any third party to whom such disclosures are made agree to be bound by a confidentiality agreement.

Information that is disclosed under 14.1 (b)(i) or 14.1(b)(ii) shall remain otherwise subject to the confidentiality and non-use provisions hereof.

14.2                        Judicial or Administrative Process.  If a party is required by judicial or administrative process to disclose Information that is subject to the non-disclosure provisions of this Section 14, such party shall promptly inform the other party of the disclosure that is being sought in order to provide the other party an opportunity to challenge or limit the disclosure obligations.

Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions hereof, and the disclosing party, pursuant to law or court order, shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information.

14.3                        SEC Filings.  Either party may publicly disclose the terms of this Agreement to the extent required, in the reasonable opinion of such party’s legal counsel, to comply with applicable laws, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC”).  Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 14.3, the parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure.  If a party discloses this Agreement or any of the terms hereof in accordance with this Section 14.3, such party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other party.

14.4                        Notices.  DFCI will timely notify COMPANY if it receives any notices from third parties regarding this AGREEMENT or the PATENT RIGHTS.

15.  MISCELLANEOUS

15.1                        Notice.  Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

If to DFCI:	Chief Research Business Development Officer
Dana-Farber Cancer Institute, Inc.
450 Brookline Avenue, BP304E
Boston, MA 02215

If to COMPANY:	Syros Pharmaceuticals, Inc.
480 Arsenal Street, Suite 130
Watertown, MA 02472
ATTN: CEO
617-744-1340
617-744-1377

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other parties in the manner provided in this Section 15.1.

15.2                        Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. The state and federal courts having jurisdiction over Boston, MA, USA, provide the exclusive forum for any court action between the parties relating to this Agreement. COMPANY and DFCI submit to the jurisdiction of such courts and waive any claim that such court lacks jurisdiction over DFCI, COMPANY or its AFFILIATES or constitutes an inconvenient or improper forum.

15.3                        Force Majeure. No party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

15.4                        Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by all parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

15.5                        Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within [**] days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Section 13. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

15.6                        Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

15.7                        Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

15.8                        Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

Signatures follow on the next page.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

For DFCI:		For COMPANY:

By:	/s/ O. Prem Das, Ph.D.	By:	/s/ Nancy Simonian

Name: O. Prem Das, Ph.D.		Name: Nancy Simonian

Title: Chief Research Business

Development Officer, Dana-Farber

Cancer Institute		Title: CEO

Date: 2-22-2013		Date: 4/9/2013

APPENDIX A

List of Patent Applications and Patents

[**]

APPENDIX B

List of Countries (excluding United States) for which
PATENT RIGHTS Applications Will Be Filed, Prosecuted and Maintained

[**].

APPENDIX C

LIST OF MATERIALS

[**]

APPENDIX D

(Compounds in DFCI #[**] related to cyclin dependent kinases)

[**]